Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated March 27, 2011, relating to the financial statements of BIOLINERX LTD, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

Tel-Aviv, Israel February 29, 2012	/s/ Kesselman & Kesselman Certified Public Accountants (Isr.) A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel, P.O Box 452 Tel-Aviv 61003  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.co.il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entit